Exhibit 99.1

Party City Announces Second Quarter Fiscal 2015 Financial Results

•	Adjusted EBITDA increased 8.2% to $75 million

•	Adjusted diluted earnings per share of $0.12

•	Brand comparable sales of 1.2%; 2.7% after adjusting for Easter shift

•	Provides update on refinancing of debt

•	Announces acquisition of ACIM

ELMSFORD, N.Y., August 13, 2015 — Party City Holdco Inc. (“the Company” or “Party City”) (NYSE: PRTY) today announced financial results for the quarter ended June 30, 2015.

“Our overall business had a strong first half of 2015 and we’re on track to deliver on our goals this year”, said James M. Harrison, Chief Executive Officer. “In our retail business, we saw lighter traffic in the second quarter primarily due to the Easter shift into the first quarter, but our year-to-date brand comp totaled 3.1% in line with our full-year expectations. The consumable nature of our products and our unmatched product depth and breadth drives repeat visits by our customers who view us as the destination of choice for their party supply needs to celebrate life’s happy events like birthdays, milestones, holidays and seasons. We remain focused on our store expansion efforts and are on track to open 30 new stores for 2015 and complete 50-60 remodels and relocations. We are also ahead of schedule for securing sites for our temporary Halloween City stores and expect to open roughly 325 locations this year.”

Mr. Harrison added, “On the wholesale side, we made important progress on our initiative to expand our vertical model by increasing our share of shelf to 75.6% from 68.6% in the second quarter last year. We also entered into an agreement to acquire strategic manufacturing capabilities of injection molded hard plastics. We’re pleased with our year-to-date results and are gearing up for a successful Halloween season and second half of the year.”

Highlights for the quarter ended June 30, 2015:

Total revenues of $495.5 million increased by 0.8% compared to the second quarter of fiscal 2014.

•	Brand comparable sales increased by 1.2% and were impacted by the shift of the Easter selling season into the first quarter, which reduced our brand comparable sales growth by approximately 150 basis points, as well as lighter traffic in June.

•	Retail sales increased 2.3% to $350.5 million fueled in part by the increase in same store sales as well as 20 net new stores added in the past twelve months.

•	Net third-party wholesale revenues (including sales to our Party City franchise stores) decreased 2.8% to $140.7 million due to negative foreign currency impacts and the elimination of U.S. Balloon intercompany sales, partially offset by increases across several product categories and higher international sales.

Total gross profit margin increased 80 basis points to 38.3% of net sales compared to 37.5% of net sales in the second quarter of fiscal 2014. Purchase accounting adjustments in the second quarter of this year versus last year accounted for 50 basis points of this improvement. The remaining 30 basis point increase is attributable to higher share of shelf, favorable product mix and fewer markdowns in the second quarter of fiscal 2015.

Our wholesale share of shelf (the percentage of our retail product cost of sales supplied by our wholesale operations) was 75.6%, compared to 68.6% in the year-ago quarter.

Operating expenses were relatively unchanged at $146.6 million. Wholesale selling expenses declined 11.9% from the prior year period principally due to foreign currency translation, lower intangible asset amortization and cost savings related to a reorganization of our sales and marketing group. General and administrative expenses increased 6.0% year over year, primarily due to one-time contract termination charges and general and administrative costs associated with recent acquisitions.

Income from operations grew 14.3% to $46.1 million and totaled 9.3% of total revenues, up 110 basis points from the prior year quarter.

Adjusted net income, which excludes certain items such as management agreement termination fees, non-cash purchase accounting adjustments and the amortization of intangibles and deferred financing costs, improved 38% to $14.2 million, compared to $10.3 million in the second quarter of fiscal 2014. Adjusted diluted net income per share increased to $0.12 compared to $0.11 in the second quarter of fiscal 2014 (see “Non-GAAP Information”).

Adjusted EBITDA increased 8.2% to $75.0 million compared to $69.3 million in the second quarter of fiscal 2014 (see “Non-GAAP Information”). Adjusted EBITDA margin increased to 15.1% from 14.1% in the second quarter of fiscal 2014.

During the quarter the Company opened 7 new stores and closed 3 stores. At June 30, 2015, the Company operated 697 corporate Party City stores and 205 franchise stores for a total store count of 902, as compared to 677 corporate Party City stores and 209 franchise stores for a total store count of 886 at June 30, 2014.

Balance sheet highlights as of June 30, 2015:

The Company ended the second quarter with $1,828.0 million in debt (net of cash).

Working capital was a source of $23 million in cash in the second quarter of 2015 with inventory levels comparable to June 2014 despite the addition of US Balloons, Travis Designs and 20 new stores.

In July and August, the Company announced intentions to refinance its existing Term Loan Credit Agreement and ABL Revolving Credit Facility, to issue $350 million 6.125% Senior Notes, and to redeem the outstanding $700 million of 8.875% Senior Notes. The redemption is contingent on the refinancing of the existing debt, which is expected to close on August 19, 2015.

Recent developments:

The Company has signed an agreement to acquire the assets of Accurate Custom Injection Molding Inc., (ACIM), a custom injection molded plastics manufacturer, and the transaction is expected to close in the next few weeks. The acquisition price for the business and production assets is approximately $5.2 million. In connection with the deal, the Company will also purchase 14 acres of property in New Mexico, including a newly constructed manufacturing facility of approximately 100,000 square feet, for an additional $5.0 million.

Fiscal 2015 Outlook:

The Company continues to expect fiscal 2015 total revenue of $2,250 to $2,350 million, and slightly lowers the outlook for brand comparable sales generally in the range of 3%. Adjusted EBITDA guidance is unchanged in the range of $375 to $390 million, adjusted net income expectations are increased to the range of $112 to $122 million, and adjusted diluted net income per share is increased as well to be $0.98 to $1.07 on an estimated weighted average of approximately 113 million common shares outstanding.

The adjusted effective tax rate is expected to be approximately 38% for the full fiscal year 2015.

Conference Call Information:

A conference call to discuss second quarter fiscal 2015 financial results is scheduled for today, August 13, 2015, at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-201-0168 (U.S. domestic) and 647-788-4901 (international), and enter conference ID# 98593662, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Non-GAAP Information:

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because the credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements:

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Party City’s expectations regarding revenues, brand comparable sales, Adjusted EBITDA, Adjusted net income/loss, diluted earnings per share, average common shares outstanding and the effective tax rate. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; adequacy of helium supplies; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional factors set forth in “Risk Factors” in Party City’s prospectus dated April 15, 2015 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. (the “Company” or “Party City Holdco”) is the leading party goods retailer by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations with a multi-channel retailing strategy that includes the Party City brick and mortar and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 900 specialty retail party supply stores (including approximately 200 franchise stores) in the United States and Canada operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com. Party City Holdco franchises both individual stores and franchise areas throughout the United States, Mexico and Puerto Rico, principally under the name Party City.

Contact Information

Deborah Belevan, VP of Investor Relations

(914) 784-8324

InvestorRelations@partycity.com

PARTY CITY HOLDCO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2015	December 31, 2014
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$42,811	$47,214
Accounts receivable, net	116,739	140,663
Inventories, net	625,691	582,230
Prepaid expenses and other current assets	97,358	77,232

Total current assets	882,599	847,339
Property, plant and equipment, net	248,701	248,684
Goodwill	1,565,622	1,557,250
Trade names	569,500	569,343
Other intangible assets, net	97,371	107,010
Other assets, net	45,400	51,237

Total assets	$3,409,193	$3,380,863

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$83,223	$25,336
Accounts payable	154,579	145,686
Accrued expenses	149,112	165,683
Income taxes payable	—	34,670
Current portion of long-term obligations	12,143	12,249

Total current liabilities	399,057	383,624
Long-term obligations, excluding current portion	1,775,450	2,127,583
Deferred income tax liabilities	307,246	309,338
Deferred rent and other long-term liabilities	43,956	38,030

Total liabilities	2,525,709	2,858,575

Redeemable common securities (3,088,630 shares issued and outstanding at December 31, 2014)	—	35,062

Commitments and contingencies

Stockholders’ equity:

Common stock (119,252,774 shares issued and outstanding at June 30, 2015, 91,007,894 shares issued and outstanding at December 31, 2014 )	1,193	910
Additional paid-in capital	902,275	469,117
(Accumulated deficit) retained earnings	(1,641)	29,934
Accumulated other comprehensive loss	(18,343)	(12,735)

Total stockholders’ equity	883,484	487,226

Total liabilities, redeemable common securities and stockholders’ equity	$3,409,193	$3,380,863

PARTY CITY HOLDCO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(In thousands, except share and per share data)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues:
Net sales	$491,206	$487,182	$949,401	$916,402
Royalties and franchise fees	4,314	4,392	8,224	8,159

Total revenues	495,520	491,574	957,625	924,561

Expenses:
Cost of sales	302,863	304,518	597,137	578,899
Wholesale selling expenses	16,235	18,438	33,360	36,626
Retail operating expenses	85,229	85,667	165,543	165,953
Franchise expenses	3,530	3,431	6,989	6,796
General and administrative expenses	36,417	34,362	74,069	70,452
Art and development costs	5,179	4,853	10,456	9,624

Total expenses	449,453	451,269	887,554	868,350
Income from operations	46,067	40,305	70,071	56,211

Interest expense, net	33,397	38,476	71,876	77,885
Other expense (income), net	48,810	(2,098)	47,389	4,551

(Loss) income before income taxes	(36,140)	3,927	(49,194)	(26,225)
Income tax (benefit) expense	(13,090)	1,471	(17,619)	(8,769)

Net (loss) income	($23,050)	$2,456	($31,575)	($17,456)

Comprehensive (loss) income	($16,331)	$7,122	($37,183)	($13,423)

Net (loss) income per common share-Basic	($0.20)	$0.03	($0.30)	($0.19)

Net (loss) income per common share-Diluted	($0.20)	$0.03	($0.30)	($0.19)

Weighted-average number of common shares-Basic	115,060,066	94,019,137	104,578,295	93,936,071
Weighted-average number of common shares-Diluted	115,060,066	94,296,061	104,578,295	93,936,071

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net (loss) income	($23,050)	$2,456	($31,575)	($17,456)
Interest expense, net	33,397	38,476	71,876	77,885
Income taxes	(13,090)	1,471	(17,619)	(8,769)
Depreciation and amortization	19,650	19,879	39,801	40,851

EBITDA	16,907	62,282	$62,483	92,511
Non-cash purchase accounting adjustments	3,937	1,359	5,755	2,806
Management fee (a)	30,697	839	31,627	1,678
Restructuring, retention and severance	1,505	635	2,145	2,174
Refinancing charges (b)	15,596	—	15,596	4,396
Deferred rent	2,696	3,873	4,101	6,562
Closed store expense	307	333	568	1,148
Foreign currency losses	1,558	224	2,760	1,403
Business interruption proceeds, net of costs	—	(2,476)	—	(2,476)
Equity based compensation	728	395	1,124	791
Undistributed loss (income) in unconsolidated joint venture	126	(111)	35	472
Gain on sale of assets	—	—	(2,660)	—
Corporate development expenses	994	187	1,129	273
Other	(101)	1,753	(218)	2,390

Adjusted EBITDA	$74,950	$69,293	$124,445	$114,128

(a)	Represents management fees paid to THL and Advent. The management agreement terminated upon the consummation of the initial public offering in April 2015 and the Company paid a one-time termination fee.
(b)	2015 represents prepayment penalty of $7,000 related to redemption of the Nextco Notes following the IPO, as well as the write-off of capitalized debt issuance costs and OID on the notes.

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except per share data)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

(Loss) income before income taxes	($36,140)	$3,927	($49,194)	($26,225)
Intangible asset amortization	4,747	5,587	9,516	11,238
Non-cash purchase accounting adjustments	4,817	2,629	7,475	5,812
Amortization of deferred financing costs and original issuance discount (a)(b)	11,377	3,053	14,451	9,262
Management fee (c)	30,697	839	31,627	1,678
Refinancing charges (a)	7,000	—	7,000	1,407
Equity based compensation	728	395	1,124	791
Gain on sale of assets (d)	—	—	(2,660)	—

Adjusted income before income taxes	23,226	16,430	19,339	3,963
Adjusted income tax expense (e)	9,022	6,167	8,022	2,400

Adjusted net income	$14,204	$10,263	$11,317	$1,563

Adjusted net income per common share - diluted	$0.12	$0.11	$0.11	$0.02

(a)	During 2015, the Company expensed a prepayment penalty of $7,000 related to the redemption of the Nextco Notes following the April 2015 IPO, as well as the write-off of $8,596 of capitalized debt issuance costs and OID on the Nextco Notes. The write-off of the debt issuance costs and OID is included in “Amortization of deferred financing costs and original issuance discount” in this table and in the Company’s condensed consolidated statement of cash flows.
(b)	Represents the amortization of deferred financing costs and original issuance discounts related to debt offerings. Additionally, includes the write-off of deferred financing costs, net original issuance discounts and unamortized call premiums. See note (a) for further discussion.
(c)	Represents management fees paid to THL and Advent. The management agreement terminated upon the consummation of the initial public offering in April 2015 and the Company paid a termination fee.
(d)	During January 2015, the Company recorded a gain on the sale of certain assets obtained in the October 2014 acquisition of U.S. Balloon.
(e)	Represents the income tax expense using the rate in effect after considering the adjustments.

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands, except percentages)

UNAUDITED

	Three Months Ended June 30,
	2015		2014
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$254,554	51.4%	$255,803	52.0%
Eliminations	(113,807)	(23.0%)	(111,057)	(22.6%)

Net wholesale	140,747	28.4%	144,746	29.4%
Retail	350,459	70.7%	342,436	69.7%

Total net sales	491,206	99.1%	487,182	99.1%
Royalties and franchise fees	4,314	0.9%	4,392	0.9%

Total revenues	$495,520	100.0%	$491,574	100.0%

	Six Months Ended June 30,
	2015		2014
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$505,270	52.7%	$488,294	52.8%
Eliminations	(219,600)	(22.9%)	(213,907)	(23.1%)

Net wholesale	285,670	29.8%	274,387	29.7%
Retail	663,731	69.3%	642,015	69.4%

Total net sales	949,401	99.1%	916,402	99.1%
Royalties and franchise fees	8,224	0.9%	8,159	0.9%

Total revenues	$957,625	100.0%	$924,561	100.0%

	Three Months Ended June 30,
	2015		2014
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$147,260	42.0%	$136,821	40.0%
Wholesale	41,083	29.2%	45,843	31.7%

Total	$188,343	38.3%	$182,664	37.5%

	Six Months Ended June 30,
	2015		2014
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$266,736	40.2%	$249,011	38.8%
Wholesale	85,528	29.9%	88,492	32.3%

Total	$352,264	37.1%	$337,503	36.8%